Exhibit 3.1

ARTICLES OF INCORPORATION

OF

RUTHIGEN, INC.

The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts and executes the following Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation is Ruthigen, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The name of the initial registered agent for the service of process and the street address of the initial registered office in the State of Nevada where process may be served upon the Corporation is Vcorp Services, LLC, 1645 Village Center Circle, Suite 170, Las Vegas, NV 89134, Clark County. The Corporation may, from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Nevada.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

ARTICLE IV

CAPITAL STOCK

Section 1.          Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 100,500,000 shares, consisting of two classes to be designated, respectively, as “Preferred Stock” and “Common Stock,” with all of such shares having a par value $0.0001 per share. The total number of shares of Preferred Stock the Corporation shall have authority to issue is five hundred thousand (500,000). The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000).

Section 2.          Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative participating, optional, or other special rights of the shares of such series and the qualifications, limitations, or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.          Common Stock.

(a)	Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

(b)	Voting Rights. Each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(c)	Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

(d)	Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or these Articles of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is Hojabr Alimi, c/o Oculus Innovative Sciences, Inc. 1129 N. McDowell Blvd., Petaluma, California 94954.

ARTICLE VI

DIRECTORS AND OFFICERS

Section 1.          Number of Directors. The members of the governing board of the Corporation are styled as directors. The authorized number of directors of the Corporation shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of such Board of Directors, within any limits prescribed in the bylaws of the Corporation.

Section 2.          Initial Directors. The name and mailing address of the initial director constituting the initial board of directors of the Corporation is:

Name	Mailing Address
Hojabr Alimi	c/o Oculus Innovative Sciences, Inc.
1129 N. McDowell Blvd., Petaluma, California 94954

Section 3.          Classes of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. At each annual meeting of stockholders a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

Section 4.          Vacancies. Except as otherwise provided for or fixed pursuant to the provisions of Article FOURTH of these Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or another cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of these Articles of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

BY-LAWS

The board of directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal bylaws of the Corporation.

ARTICLE VIII

ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

Section 1.          Power of Stockholders to Act by Written Consent. No action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Section 2.          Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE IX

LIABILITY AND INDEMNIFICATION

Section 1.          Director’s Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes as currently in effect or as the same may hereafter be amended.

Section 2.          Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent permitted under the Nevada Revised Statutes, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 3.          Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Nevada Revised Statutes.

Section 4.          Repeal and Modification. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE X

TRANSACTIONS WITH STOCKHOLDERS

Section 1.          Combinations with Interested Stockholders. The Corporation elects not to be governed by the terms and provisions of Section 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

Section 2.          Control Share Acquisition Exemption. The Corporation elects not to be governed by the provisions of Section 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, generally known as the “Control Share Acquisition Statute,” which contains a provision governing “Acquisition of Controlling Interest.” No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE XI

AMENDMENT

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 17th day of January, 2013.

/s/ Hojabr Alimi
Hojabr Alimi